SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                          of 1934 (Amendment No. ____)


Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ] Preliminary  Proxy Statement [ ] Confidential for Use of the Commission Only
[X] Definitive Proxy Statement       (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Additional  Materials
[ ] Soliciting  Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                            FIRST TEAM SPORTS, INC.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   $125  per  Exchange  Act  Rules   0-11(c)(1)(ii),   14a-6(i)(1)   or
      14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)

[ ]   Fee computed on table below per Exchange Act Rules  14a-6(i)(4)
      and 0-11

1)    Title of each class of securities to which transaction applies:

2)    Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)    Proposed maximum aggregate value of transaction:

5)    Total fee paid:


[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as  provided  by  Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:
1)    Amount Previously Paid:
2)    Form, Schedule or Registration Statement No.:
3)    Filing Party:
4)    Date Filed:

                             FIRST TEAM SPORTS, INC.



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                   to be held
                                  June 28, 1996


TO THE SHAREHOLDERS OF FIRST TEAM SPORTS, INC.:

         The 1996 Annual Meeting of Shareholders of First Team Sports, Inc. will be held at the Anoka-Hennepin Technical College, 1355 West Highway 10, Anoka, Minnesota, at 10:00 a.m. (Minneapolis-time) on Friday, June 28, 1996, for the following purposes:

     1.   To set the number of members of the Board of Directors at five (5).

     2.   To elect members of the Board of Directors.

     3. To ratify the appointment of McGladrey & Pullen, LLP as the Company's independent auditors for the fiscal year ending February 28, 1997.

     4. To take action on any other business that may properly come before the meeting or any adjournment thereof.

         Accompanying this Notice of Annual Meeting is a Proxy Statement, form of Proxy and the Company's 1996 Annual Report.

         Only shareholders of record as shown on the books of the Company at the close of business on May 3, 1996 will be entitled to vote at the Annual Meeting or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on at the Annual Meeting.

         You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please sign, date and mail the enclosed form of Proxy in the return envelope provided as soon as possible. Your cooperation in promptly signing and returning your Proxy will help avoid further solicitation expense to the Company.


                                          BY ORDER OF THE BOARD OF DIRECTORS


May 24, 1996                              John J. Egart
Anoka, Minnesota                          President and Chief Executive Officer

                             FIRST TEAM SPORTS, INC.


                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                   to be held
                                  June 28, 1996


         The accompanying Proxy is solicited by the Board of Directors of First Team Sports, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on Friday, June 28, 1996, at the location and for the purposes set forth in the Notice of Annual Meeting, and at any adjournments thereof.

         The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of the Company's Common Stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular remuneration, solicit proxies personally or by telephone.

         Any shareholder giving a Proxy may revoke it any time prior to its use at the Annual Meeting by giving written notice of such revocation to the Secretary or other officer of the Company or by filing a later-dated written Proxy with an officer of the Company. Personal attendance at the Annual Meeting is not, by itself, sufficient to revoke a Proxy unless written notice of the revocation or a later-dated Proxy is delivered to an officer of the Company before the revoked or superseded Proxy is used at the Annual Meeting. Proxies will be voted as specified by the shareholders.

         The presence at the Annual Meeting in person or by proxy of the holders of a majority of the outstanding shares of the Company's Common Stock entitled to vote shall constitute a quorum for the transaction of business. If a broker returns a "non-vote" proxy, indicating a lack of voting instructions by the beneficial holder and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the Annual Meeting for purposes of calculating the vote with respect to such matter. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. An abstention as to any proposal will, therefore, have the same effect as a vote against the proposal. Proxies which are signed but which lack any such specification will be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the number and slate of directors proposed by the Board of Directors and listed herein.

         The mailing address of the principal executive office of the Company is 1201 Lund Boulevard, Anoka, Minnesota 55303. The Company expects that this Proxy Statement, the related Proxy and Notice of Meeting will first be mailed to shareholders on approximately May 24, 1996.

                                   STOCK SPLIT

         All information contained herein regarding the Company's Common Stock, including information regarding options to purchase the Company's Common Stock, has been adjusted, as necessary, to reflect the 3-for-2 stock split of the Company's Common Stock which was effected on February 3, 1995.

                      OUTSTANDING SHARES AND VOTING RIGHTS

         The Board of Directors of the Company has fixed the close of business on May 3, 1996 as the record date for determining shareholders entitled to vote at the Annual Meeting (the "Record Date"). Persons who were not shareholders on the Record Date will not be allowed to vote at the Annual Meeting. At the close of business on the Record Date, 5,737,250 shares of the Company's Common Stock, par value $.01 per share, were issued and outstanding. The Common Stock is the only outstanding class of capital stock of the Company. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Holders of Common Stock are not entitled to cumulative voting rights.

               PRINCIPAL SHAREHOLDERS AND MANAGEMENT SHAREHOLDINGS

         The following table provides information as of the Record Date concerning the beneficial ownership of the Company's Common Stock by (i) persons known to the Company to be the beneficial owners of more than 5% of the Company's outstanding Common Stock as of the Record Date, (ii) each director and nominee for director of the Company, (iii) the named executive officers in the Summary Compensation Table and (iv) all directors and executive officers as a group.


Name, Position(s)(and              Number of shares                 Percent
Address of 5% Holders)             Beneficially Owned(1)            of Class(2)

John J. Egart                            382,345(4)                 6.6%
President, Chief Executive
  Officer and Director
1201 Lund Boulevard
Anoka, MN  55303

David G. Soderquist                      341,925(5)                 5.9%
Vice Chairman and Director
1201 Lund Boulevard
Anoka, MN  55303

Joe Mendelsohn                            81,000(6)                 1.4%
Chairman and Director

Timothy G. Rath                           21,000(7)                  *
Director

Stanley E. Hubbard                        17,750(8)                  *
Director

Robert L. Lenius, Jr.                     49,943(9)                  *
Vice President and
  Chief Financial Officer

Susan L. Joch                             25,380(10)                  *
Vice President-Marketing

Craig Zelinske                            24,046(11)                  *
Vice President-Sales

All Executive Officers and               920,889(12)                16.0%
  Directors as a Group
  (8 persons)

*less than 1%

(1) Unless otherwise indicated, each person named or included in the group has sole power to vote and sole power to direct the disposition of all shares listed as beneficially owned by him or her.

(2) Under the rules of the SEC, shares not actually outstanding are deemed to be beneficially owned by an individual if such individual has the right to acquire the shares within 60 days. Pursuant to such SEC rules, shares deemed beneficially owned by virtue of an individual's right to acquire them are also treated as outstanding when calculating the percent of the class owned by such individual and when determining the percent owned by any group in which the individual is included.

(3) Includes: 1,521 shares of Common Stock held by Mr. Egart's wife; 17,349 shares of Common Stock held by either Mr. Egart or his wife as custodian for their children; and 89,000 shares of Common Stock which may be acquired by Mr. Egart within 60 days after the Record Date upon exercise of incentive stock options issued June 9, 1992, May 3, 1993, January 25, 1994 and January 23, 1995.

(4) Includes 15,500 shares of Common Stock held by a partnership, of which Mr. Egart and Mr. Soderquist are partners and with respect to which each, as a partner, shares voting and investment power over the shares.

(5) Includes 84,000 shares of Common Stock which may be acquired by Mr. Soderquist within 60 days after the Record Date upon exercise of incentive stock options issued June 9, 1992, May 3, 1993, January 25, 1994 and January 23, 1995.

(6) Includes 63,000 shares of Common Stock which may be acquired by Mr. Mendelsohn within 60 days after the Record Date upon exercise of nonqualified stock options issued July 23, 1992, May 3, 1993, January 25, 1994 and January 23, 1995.

(7) Includes 12,000 shares of Common Stock which may be acquired by Mr. Rath within 60 days after the Record Date upon exercise of nonqualified stock options issued July 23, 1992, August 6, 1993, August 5, 1994 and June 29, 1995.

(8) Includes 12,000 shares of Common Stock which may be acquired by Mr. Hubbard within 60 days after the Record Date upon exercise of a nonqualified stock options issued November 10, 1992, August 5, 1994 and June 29, 1995.

(9) Includes: 250 shares of Common Stock held by Mr. Lenius's son; 450 shares of Common Stock held by Mr. Lenius's wife as custodian for their son; and 33,000 shares of Common Stock which may be acquired by Mr. Lenius within 60 days after the Record Date upon exercise of an incentive stock options issued June 9, 1992, May 3, 1993, January 25, 1994 and January 23, 1995.

(10) Includes 23,001 shares of Common Stock which may be acquired by Ms. Joch within 60 days after the Record Date upon exercise of incentive stock options issued June 9, 1992, May 3, 1993, January 25, 1994, May 9, 1994 and January 23, 1995.

(11) Includes 21,000 shares of Common Stock which may be acquired by Mr. Zelinske within 60 days after the Record Date upon exercise of incentive stock options issued June 9, 1992, May 3, 1993, May 9, 1994 and January 23, 1995.

(12) Includes: 337,001 shares of Common Stock which may be acquired within 60 days after the Record Date upon the exercise of outstanding options; 15,500 shares of Common Stock held by a partnership; and 19,570 shares of Common Stock held by or for family members of executive officers.


                              ELECTION OF DIRECTORS
                              (Proposals #1 and #2)

         The Bylaws of the Company provide that the number of directors shall be the number set by the shareholders, which shall be not less than one. The Board of Directors unanimously recommends that the number of directors be set at five, which is the current number of directors, and that five directors be elected. Unless otherwise instructed, the Proxies will be so voted.

         In the absence of other instruction, the Proxies will be voted for each of the following individuals. If elected, such individuals shall serve until the next annual meeting of shareholders and until their successors shall be duly elected and shall qualify. All of the nominees are currently members of the Board of Directors. If, prior to the Annual Meeting, it should become known that any one of the following individuals will be unable to serve as a director after the Annual Meeting by reason of death, incapacity or other unexpected occurrence, the Proxies will be voted for such substitute nominee(s) as is selected by the Board of Directors. Alternatively, the Proxies may, at the Board's discretion, be voted for such fewer number of nominees as results from such death, incapacity or other unexpected occurrence. The Board of Directors has no reason to believe that any of the following nominees will be unable to serve.

         Under applicable Minnesota law, setting the number of directors at five and the election of each nominee requires the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter, or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.


       Name and Age                                                                Director
        of Nominee            Principal Occupations for the Past Five Years        Since

      John J. Egart -         President and Chief Executive Officer of the            1986
            46                Company since January 1994; Executive Vice
                              President of the Company from the Company's
                              inception in May 1986 until January 1994. Mr.
                              Egart also serves as a director  of Kelly  Russell
                              Studios, Inc.

   David G. Soderquist -      Vice Chairman of the Company since January              1986
            47                1994; President and Chief Executive Officer of the
                              Company from the  Company's  inception in May 1986
                              until January 1994.

     Joe Mendelsohn -         Chairman of the Board of the Company since              1991
            65                January 1991; consultant to various toy and
                              related product  businesses since January 1987 and
                              to the Company since July 1988.

     Timothy G. Rath -        Consultant since February 1996; Chief Executive         1991
            50                Officer of Kelly Russell Studios, Inc., a firm
                              engaged  in  production  and  marketing  of sports
                              memorabilia,  from October 1995 to February  1996,
                              prior  to  which  he  served  as  Chief  Operating
                              Officer  from March  1995 to  October  1995 and as
                              General  Manager from November 1994 to March 1995;
                              consultant   to  Anthony   Industries,   Inc.,   a
                              diversified   manufacturer  of  recreational   and
                              industrial  products,  from June  1992 to  October
                              1993;  Vice  President  of Sales &  Marketing  for
                              Stearns/Shakespeare   Outdoor  Products  Group,  a
                              manufacturer  of  outdoor  sporting  goods,   from
                              October  1988  to May  1992.  Mr.  Rath  is also a
                              director of Kelly Russell Studios, Inc.


   Stanley E. Hubbard -       Vice President of Hubbard Broadcasting, Inc., a         1992
            35                broadcasting company, since July 1984; President
                              since March 1993 and Chief Executive Officer
                              since  January  1996 of  United  States  Satellite
                              Broadcasting    Company,    Inc.,    a   satellite
                              broadcasting company,  prior to which he served as
                              its Chief  Operating  Officer  beginning  in March
                              1993.  Mr.  Hubbard  also  serves as a director of
                              United States Satellite Broadcasting Company, Inc.

Board and Committee Meetings

         During the fiscal year ended February 29, 1996, the Board of Directors held six meetings and took action by unanimous written consent twice. Except for Stanley Hubbard, each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors plus the total number of meetings of all committees of the Board on which he served. The Board of Directors has an Audit Committee, Compensation Committee and Stock Option Committee. The Board does not have a nominating committee.

         The Audit Committee recommends to the Board of Directors the selection of independent accountants and reviews the activities and reports of the independent accountants as well as the internal accounting controls of the Company. The Audit Committee is comprised of Mr. Mendelsohn and Mr. Rath. During fiscal 1996, the Audit Committee held two meetings.

         The Compensation Committee recommends the compensation for executive officers of the Company. The Compensation Committee is comprised of Mr. Rath and Mr. Hubbard. During fiscal 1996, the Compensation Committee held one meeting and took action by unanimous written consent once.

         The Stock Option Committee administers the Company's 1987 Stock Option Plan, 1990 Nonqualified Stock Option Plan, 1993 Employee Stock Purchase Plan and the 1994 Stock Option and Incentive Compensation Plan. The Stock Option Committee is comprised of Mr. Rath and Mr. Hubbard. During fiscal 1996, the Stock Option Committee did not meet, but it took action by unanimous written consent once.

Compensation of Directors

         Directors' Fees. The Company pays each director who is not an employee of the Company an attendance fee of $500 per Board of Directors and committee meeting attended; provided, however, that no director may receive more than $500 per day.

         Stock Option Grants. Pursuant to either the Company's 1987 Stock Option Plan or the Company's 1994 Stock Option and Incentive Compensation Plan, each member of the Board of Directors who is neither an employee of, nor a paid advisor or consultant to, the Company (a "Non-Employee Director") receives, upon initial election to the Board, a nonqualified option to purchase 5,000 shares of the Company's Common Stock at an option price per share equal to 100% of the fair market value of the Company's Common Stock on the date of such election. Such option is immediately exercisable to the extent of 1,000 shares and to the extent of an additional 1,000 shares on each of the first, second, third and fourth anniversaries of the date of grant. Each Non-Employee Director who is re-elected as a director of the Company or whose term of office continues after a meeting of shareholders at which directors are elected receives a nonqualified option to purchase 2,000 shares of Common Stock at an option price per share equal to 100% of the fair market value of the Common Stock on the date of such re-election or shareholder meeting, which option is immediately exercisable in full. However, a Non-Employee Director who receives a 5,000-share option upon initial election to the Board may not receive the 2,000-share option for a period of at least ten (10) months. All options granted pursuant to these provisions expire on the earlier of (i) three months after the optionee ceases to be a director (except by disability or death) or (ii) ten (10) years after the date of grant. In the event of disability or death of a NonEmployee Director, any option granted to such Non-Employee Director may be exercised at any time within twelve (12) months of the disability or death of such Non-Employee Director or prior to the date on which the option, by its terms, expires, whichever is earlier.

Report of Compensation Committee and Stock Option Committee

         The Compensation Committee's executive compensation policies are designed to enhance the financial performance of the Company, and thus shareholder value, by significantly aligning the financial interests of the Company's key executives with those of the Company's shareholders. Compensation of the Company's executive officers is comprised of four parts: base salary, annual incentive bonuses, fringe benefits and long-term incentive opportunity in the form of stock options. The Compensation Committee believes, but has not conducted any formal survey, that the base salaries of the Company's executive officers are generally less than executive officers of comparable publicly-held companies. These relatively low base salaries are combined with the opportunity to earn substantial cash bonuses if certain Company financial performance goals are met. Long-term incentives are based on stock performance through stock options. Although the Company's 1994 Stock Option and Incentive Compensation Plan also gives the Compensation Committee the flexibility to grant other types of incentives, including restricted stock, stock appreciation rights, performance shares and/or cash, only stock options have been granted under such Plan. The Compensation Committee believes that stock ownership by the Company's executive officers is beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. Overall, the intent is to have more significant emphasis on variable compensation components and less on fixed cost components. The Compensation Committee believes this philosophy and structure are in the best interests of the Company's shareholders.

         Bonuses. The Compensation Committee recommended, and the Board of Directors unanimously approved, a fiscal 1996 bonus plan for the Company's executive officers, as well as other officers and key managers of the Company, which provided for the creation of a bonus pool ranging from $249,000 to
$600,000 based on the Company attaining pre-tax earnings ranging from $11,487,000 to $13,549,000. Pursuant to the plan, the following executive officers received the following percentages of such bonus pool based on achievement of individual objectives determined by the Compensation Committee:
Mr. Egart - 32.0%; Mr. Soderquist - 16.0%; Mr. Lenius - 21.3%; Ms. Joch - 17.3%; and Mr. Zelinske - 13.3%.

         For fiscal 1997, the Compensation Committee recommended, and the Board of Directors unanimously approved, a fiscal 1997 bonus plan for the Company's executive officers which provides for the creation of a bonus pool ranging from $200,000 to $650,000 based on the Company attaining pre-tax earnings ranging from $11,500,000 to $14,260,000 and pre-tax earnings as a percentage of sales from 11.5% to 12.4%. Pursuant to the plan, the following executive officers will be eligible to receive up to the following percentage of such bonus pool based on achievement of individual objectives determined by the Compensation
Committee: Mr. Egart - 30.0%; Mr. Soderquist - 16.7%; Mr. Lenius - 20.0%; Ms. Joch - 16.7%; and Mr. Zelinske - 16.7%.

         Stock Options and Other Incentives. The Company's stock option program is the Company's long-term incentive plan for executive officers and key managers. The objectives of the program are to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and to enable executives to develop and maintain a significant, long-term ownership position in the Company's Common Stock.

         The Company's 1987 Stock Option Plan and 1994 Stock Option and Incentive Compensation Plan authorize the Stock Option Committee of the Board of Directors to award stock options to executive officers and other employees. The 1994 Plan also permits the Compensation Committee to award other forms of long-term incentives, including stock appreciation rights, stock and restricted stock, performance shares and/or cash. To date, however, only stock options have been granted under the 1994 Plan. Stock options are generally granted each year, at an option price equal to the fair market value of the Company's Common Stock on the date of grant, and vest over a period of three years. The amount of stock options awarded is generally a function of the recipient's salary and position in the Company. Awards are intended to be generally competitive with other companies of comparable size and complexity, although the Stock Option Committee has not conducted any thorough comparative analysis.

         Benefits. The Company provides the same health and disability insurance benefits to its executive officers as are available to Company employees generally, except that executive officers receive additional long-term disability insurance beyond that available to Company employees generally. The Company also provides automobiles to Mr. Egart and Mr. Soderquist. The amount of perquisites, as determined in accordance with the rules of the SEC relating to executive compensation, did not exceed 10% of salary for fiscal 1996.

         Chief Executive Officer Compensation. The Compensation Committee believes, but has not conducted any formal survey, that Mr. Egart's fiscal 1996 base salary of $175,000 is substantially less than the base salaries of chief executive officers of comparable publicly-held companies. For fiscal 1997, Mr. Egart's base salary will remain the same at $175,000. In fiscal 1996, Mr. Egart also received a bonus of $120,000 pursuant to the Company's fiscal 1996 bonus plan based on the Company's achievement of pre-tax earnings of $12,149,857, which falls approximately in the middle of the pre-tax earnings target range under the 1996 bonus plan, and achievement of Mr. Egart's individual goals of
(i) a specified amount of net sales, (ii) a specified amount of earnings per share, (iii) strengthening the Company's balance sheet, and (iv) assisting other members of management to achieve their respective goals. The stock options to purchase 45,000 shares of Company Common Stock granted to Mr. Egart during fiscal 1996 are consistent with the design of the overall compensation program and are shown in the Summary Compensation Table.

                                          Members of the Compensation Committee
                                          and Stock Option Committee:

                                          Timothy G. Rath
                                          Stanley E. Hubbard

                             MANAGEMENT COMPENSATION

         Summary Compensation Table. The following table sets forth certain information regarding compensation paid or accrued during each of the Company's last three fiscal years to the Company's Chief Executive Officer and the Company's other four executive officers (referred to as the "named executive officers"), whose total annual salary and bonus exceeded $100,000 during fiscal 1996.


                                                               Long Term Compensation
                                                            -----------------------------
                                                                   Awards         Payouts
                                                            Restricted  Options/   LTIP    All Other
Name and Principal  Fiscal                                     Stock      SARs   Payouts    Compen-
      Position      Year          Annual Compensation       Awards ($)   (#)(2)    ($)    sation($)(3)
- ------------------  ------ -------------------------------- ----------   ------   -----   ------------
                           Salary($) Bonus($)(1)  Other ($)
                           --------- -----------  ---------

John J. Egart,       1996   $175,000     $120,000    --         --        45,000    --      $22,500
  President and Chief1995   $135,000     $128,000    --         --        45,000    --      $19,483
  Executive Officer  1994   $125,000         --                 --        60,000    --      $ 9,744
                                                     --

David G. Soderquist, 1996   $150,000     $ 60,000    --         ---       30,000    --      $22,500
  Vice Chairman      1995   $135,000     $ 73,000    --         --        30,000    --      $19,483
                     1994   $125,000         --      --         --        60,000    --      $ 9,916


Robert L. Lenius,    1996   $ 95,200     $ 80,000    --         --        30,000    --      $22,500
Jr.,                 1995   $ 85,200     $ 73,000    --         --        30,000    --      $10,792
  Vice President and 1994   $ 80,000           --    --         --        30,000    --      $ 5,994
  Chief Financial
  Officer

Susan L. Joch,       1996   $ 85,625     $ 65,000    --         --        15,000    --      $22,500
  Vice President -   1995   $ 75,625     $ 73,000    --         --        22,500    --      $ 9,562
  Marketing          1994   $ 60,500           --    --         --        22,500    --      $ 5,251

Craig Zelinske,      1996   $ 90,000     $ 50,000    --         --        15,000    --      $22,500
  Vice President -   1995   $ 80,000     $ 60,000    --         --        22,500    --      $11,678
  Sales(4)



(1) Reflects bonus earned during the fiscal year. In some instances all or a portion of the bonus was paid during the next fiscal year.

(2)  Options to acquire shares of Common Stock.

(3)  Represents contributions to the Company's Profit Sharing Plan.

(4) Craig Zelinske became Vice President - Sales on December 1, 1994; disclosure of compensation prior to fiscal 1995 is not required.

         Option Grants During 1995 Fiscal Year. The following table provides information related to options granted to the named executive officers during fiscal 1996.


                        Individual Grants
- -----------------------------------------------------------------
                                                                         Potential Realizable
                           % of Total                                      Value at Assumed
                            Options/                                        Annual Rates of
                Options/      SARs                                            Stock Price
                  SARs     Granted to   Exercise or                          Appreciation
                Granted   Employees in  Base Price   Expiration            for Option Term (1)
                                                                 -------------------------------------
Name            (#)(2)(4) Fiscal Year    ($/Sh)(3)      Date       0%              5% ($)      10%($)
- ----            ----------------------  -----------    ------    -------------------------------------

John J. Egart     45,000       27.4%       $12.625    01/23/03        --         $231,284    $538,990

David G.          30,000       18.3%       $12.625    01/23/03        --         $154,189    $359,327
Soderquist

Robert L.         30,000       18.3%       $12.625    01/23/03        --         $154,189    $359,327
Lenius, Jr.

Susan L. Joch     15,000        9.1%       $12.625    01/23/03        --         $ 77,095    $179,663

Craig Zelinske    15,000        9.1%       $12.625    01/23/03        --         $ 77,095    $179,663



(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or vesting over periods of up to three years.

(2)  Options to acquire shares of Common Stock.

(3) The option exercise price may be paid in shares of Common Stock owned by the executive officer, in cash, or in any other form of valid consideration or a combination of any of the foregoing, as determined by the Stock Option Committee in its discretion.

(4) Options become exercisable with respect to 1/3 of the shares covered thereby on each of January 22, 1997, 1998 and 1999. However, in the event of a change of control of the Company, any unexercisable portion of the options will become immediately exercisable. See "Change of Control Arrangements." The exercise price was equal to the fair market value of the Common Stock on the date of grant.

         Option Exercises During Fiscal 1996 and Fiscal Year-End Option Values. The following table provides information related to options and warrants exercised by the named executive officers during fiscal 1996 and the number and value of options held at fiscal year-end. The Company does not have any outstanding stock appreciation rights ("SARs").



                    Shares                    Number of Unexercised      Value of Unexercised
                   Acquired                       Options/SARs               In-the-Money
                      on          Value              at FY-End(#)            Options/SARs
                   Exercise     Realized    Exercisable Unexercisable        at FY-End($)(3)
Name                (#)(1)       ($)(2)                                Exercisable Unexercisable
- --------------  -----------  -----------   --------------------------  ------------------------
John J. Egart         --             --      73,000        107,000      $429,001      $297,875

David G.              --             --      68,000         82,000      $429,001      $277,250
Soderquist

Robert L.            5,000           --      25,000         64,000      $ 96,500      $159,250
Lenius, Jr.

Susan L. Joch         --             --      16,502         40,497      $ 91,601      $144,602

Craig Zelinske        --             --      19,000         39,250      $113,250      $133,792



(1) Each of the options exercised by the named executive officers during fiscal 1996 was held by the named individual for a period of at least two years.

(2) Value is calculated based on the amount, if any, by which the closing price for the Common Stock as quoted on the Nasdaq National Market on the date of exercise exceeds the option exercise price, multiplied by the number of shares to which the exercise relates.

(3) The closing price for the Company's Common Stock as quoted on the Nasdaq National Market on February 29, 1996 was $14.00. Value is calculated on the basis of $14.00 minus the option exercise price and multiplying the result (if greater than zero) by the number of shares of Common Stock underlying the option.


Employment Agreements and Severance Arrangements

         On January 23, 1996, the Company entered into an Employment Agreement (an "Agreement") with each of the named executive officers in the Summary Compensation Table, and the basic terms of each Agreement are set forth below.

         The Agreements between the Company and each of John Egart, President and Chief Executive Officer, and David Soderquist, Vice Chairman, have a three-year term, with automatic two-year renewals unless a nonrenewal notice is given by the officer or the Company. If the Company gives the officer a nonrenewal notice, the officer is entitled to a payment equal to such officer's annual base salary; provided, however, if such nonrenewal notice is given within one year after a change of control, the officer is entitled to an amount equal to two times the sum of such officer's annual base salary and any bonus such officer could have earned during the fiscal year in which the officer's employment ceases under the Agreement. The current annual base salary is $175,000 for Mr. Egart and $150,000 for Mr. Soderquist. If the Agreements are terminated by the Company without cause or if the officer resigns for good reason, the officer is entitled to an amount equal to the greater of (i) salary and bonus for the remainder of the term of the Agreement or (ii) annual base salary and bonus earned during the preceding fiscal year; provided, however, if such termination or resignation occurs within one year after a change of control, the officer is entitled to an amount equal to the greater of (i) salary and bonus for the remainder of the term of the Agreement or (ii) two times the annual base salary and bonus earned during the preceding fiscal year, subject to reduction if total compensation received upon a change of control would constitute an excess parachute payment under I.R.C. ss. 280G.

         The Agreement between the Company and Robert Lenius, Vice President and Chief Financial Officer, has a one-year term, with automatic one-year renewals unless a nonrenewal notice is given by the officer or the Company. If the Company gives the officer a nonrenewal notice, the officer is entitled to a payment equal to such officer's annual base salary; provided, however, if such nonrenewal notice is given within one year after a change of control, the officer is entitled to an amount equal to two times the sum of such officer's annual base salary and any bonus such officer could have earned during the fiscal year in which the officer's employment ceases under the Agreement. The current annual base salary is $95,200 for Mr. Lenius. If the Agreement is terminated by the Company without cause or if the officer resigns for good reason, the officer is entitled to an amount equal to his annual base salary and bonus earned during the preceding fiscal year; provided, however, if such termination or resignation occurs within one year after a change of control, the officer is entitled to an amount equal to his annual base salary and bonus earned during the preceding fiscal year, subject to reduction if total compensation received upon a change of control would constitute an excess parachute payment under I.R.C. ss. 280G.

         The Agreement between the Company and each of Susan Joch, Vice President Marketing, and Craig Zelinske, Vice President - Sales, has a one-year term, with automatic one-year renewals unless a nonrenewal notice is given by the officer or the Company. If the Company gives the officer a nonrenewal notice, the officer is entitled to a payment equal to one-half of such officer's annual base salary; provided, however, if such nonrenewal notice is given within one year after a change of control, the officer is entitled to an amount equal to such officer's annual base salary and any bonus such officer could have earned during the fiscal year in which the officer's employment under the Agreement ceases. The current annual base salary is $85,625 for Ms. Joch and $90,000 for Mr. Zelinske. If the Agreements are terminated by the Company without cause or if the officer resigns for good reason, the officer is entitled to an amount equal to the greater of (i) salary and bonus for the remainder of the term of the Agreement or (ii) one-half of the annual base salary and bonus earned during the preceding fiscal year; provided, however, if such termination or resignation occurs within one year after a change of control, the officer is entitled to an amount equal to such officer's annual base salary and bonus earned during the preceding fiscal year, subject to reduction if total compensation received upon a change of control would constitute an excess parachute payment under I.R.C. ss. 280G.

Stock Performance Chart

         The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock during the five fiscal years ended February 29, 1996 with the cumulative total return on the S&P 500 Composite Stock Index and the S&P Leisure Time Composite Index, an index of leisure product manufacturers. The comparison assumes $100 was invested on February 28, 1991 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                       [Performance Graph Included Here]



                   02/28/91      02/29/92      02/28/93     02/28/94     02/28/95     02/29/96
                   --------      --------      --------     --------     --------     --------

First Team         $100.00       $450.00        $499.98      $369.98     $1,117.39     $236.61
Sports, Inc.

S&P Leisure        $100.00       $ 99.82        $103.60      $129.71     $  120.83     $201.08
Time Index

S&P 500            $100.00       $133.00        $147.17      $159.44     $  171.18     $174.91
Composite
Stock Index


Change of Control Arrangements

         1987 Stock Option Plan. In May 1989, the Board of Directors adopted resolutions amending the Company's 1987 Stock Option Plan (the "1987 Plan") and providing that all options outstanding thereunder, including options held by the Company's executive officers, and all nonqualified stock options granted outside of the 1987 Plan to consultants to the Company, which are not then otherwise exercisable in full shall become fully exercisable upon the occurrence of any of the following events: (i) any person or group becomes the beneficial owner of 25% or more of the Company's Common Stock; (ii) at any time during any consecutive two-year period, the directors of the Company at the beginning of the period (and any new director whose election to the Board was approved by the vote of at least two-thirds of the directors still in office) cease to constitute a majority of the directors then in office; (iii) the consummation of a merger or consolidation (whether or not the Company is the surviving corporation), other than a merger or consolidation in which the holders of the Company's stock immediately prior thereto hold immediately thereafter securities representing more than 70% of the combined voting power of the voting securities of the merged or consolidated entity; or (iv) the consummation of a sale of all or substantially all of the Company's assets or a plan of complete liquidation of the Company.

         1994 Stock Option and Incentive Compensation Plan. Following a "change of control," the 1994 Stock Option and Incentive Compensation Plan (the "1994 Plan") provides that all restrictions on restricted stock awarded under the 1994 Plan will immediately lapse, all performance share objectives for outstanding performance share or cash Incentives shall be deemed to have been met and all outstanding options and stock appreciation rights shall immediately become exercisable. However, all change of control compensation to a participant must be less than the amount which would be considered a "parachute payment" under I.R.C. ss. 280G. Section 280G provides that, if payments which are contingent upon a change of control equal or exceed three times such participant's "base amount" (average annual compensation over the five taxable years preceding the taxable year in which the change of control occurs), then such payments constitute a "parachute payment" and the excess of such "parachute payment" over such participant's "base amount" will not be deductible by the Company and will be subject to an excise tax payable by the participant. To the extent that change of control compensation would equal or exceed three times a participant's "base amount," the participant must designate which payments should be reduced or eliminated so as to avoid receipt of a "parachute payment."

         For purposes of these provisions, a "change of control" refers to any of the following events: (i) the acquisition of at least 25% beneficial ownership of any of the Company's equity securities by any person or group of persons other than the Company's current shareholders; (ii) the approval of a merger, consolidation or sale of substantially all of the Company's assets by the shareholder, other than a merger or consolidation in which the Company's shareholders immediately prior to such merger or consolidation hold immediately thereafter more than 70% of the voting securities of the merged or consolidated entity, or (iii) certain changes in the composition of the Company's Board of Directors.

Compensation Committee Interlocks and Insider Participation

         During the Company's fiscal year 1996, John Egart, President and Chief Executive Officer of the Company, served as a director and a member of the Compensation Committee of Kelly Russell Studios, Inc. ("KRSI"), and Tim Rath, who served as an executive officer of KRSI during the same time, served as a director and a member of the Company's Compensation Committee.

Certain Transactions

         The  Company's  lease  on a former  facility,  an  approximately  7,500
square-foot   office/warehouse  facility  located  at  2141  -  108  Lane  N.E.,
Minneapolis, Minnesota, expired on April 30, 1993; however, the Company continued to rent such facility on a month-to-month basis until November 15, 1995. The Company's former facility is owned by B.D.I. Partnership, a Minnesota general partnership of which John J. Egart and David G. Soderquist, officers of the Company, are partners. The rental on the Company's former facility was $2,997 per month plus taxes, special assessments, insurance, utilities and similar charges.

         The Company has a consulting agreement with Joe Mendelsohn, Director and Chairman of the Board, pursuant to which Mr. Mendelsohn received $3,000 per month for his consultation with, and advice to, management of the Company during fiscal 1996. The agreement also provides for a contingent consulting fee pursuant to which, if the Company achieves certain pre-tax earnings, Mr. Mendelsohn will receive additional fees. Mr. Mendelsohn received $65,000 as a contingent consulting fee with respect to the Company's fiscal 1996 performance. For fiscal 1997, such contingent consulting fee will range from $32,000 to $110,000 based on the Company attaining pre-tax earnings from $11,500,000 to $14,260,000, respectively. The agreement, with annual contingent payment target updates, continues through February 28, 1998.


                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than tenpercent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from March 1, 1995 through February 29, 1996, all filing requirements applicable to its officers, directors, and greater than tenpercent beneficial owners were complied with.

                         INDEPENDENT PUBLIC ACCOUNTANTS
                                  (Proposal #3)

         The Board of Directors unanimously recommends that the shareholders ratify the appointment of McGladrey & Pullen, LLP as independent auditors for the Company for the fiscal year ending February 28, 1997. Unless otherwise instructed, the Proxies will be so voted. McGladrey & Pullen, LLP provided services in connection with the Company's registration statement filed with the SEC in August 1987 and has served as the Company's independent accountants since such time. Representatives of McGladrey & Pullen, LLP are expected to be present at the Annual Meeting, will be given an opportunity to make a statement regarding financial and accounting matters of the Company if they so desire, and will be available to respond to appropriate questions from the Company's shareholders. The ratification of the appointment of McGladrey & Pullen, LLP as independent auditors for the Company for the fiscal year ending February 28, 1997 requires the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter, or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.


                                 OTHER BUSINESS

         Management knows of no other matters to be presented at the 1996 Annual Meeting. If any other matter properly comes before the Annual Meeting, the appointees named in the Proxies will vote the Proxies in accordance with their best judgment.


                              SHAREHOLDER PROPOSALS

         Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 1997 Annual Meeting must be received by the Company by January 7, 1997, to be included in the Company's proxy statement and related proxy for the 1997 Annual Meeting.

                                    FORM 10-K

         THE COMPANY WILL PROVIDE AT NO CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, TO ANY BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE 1996 ANNUAL MEETING. PLEASE ADDRESS YOUR REQUEST TO THE ATTENTION OF ROBERT L. LENIUS, JR., VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, FIRST TEAM SPORTS, INC., 1201 LUND BOULEVARD, ANOKA, MINNESOTA 55303. YOUR REQUEST MUST CONTAIN A REPRESENTATION THAT AS OF MAY 3, 1996, YOU WERE A BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS.


                                          BY ORDER OF THE BOARD OF DIRECTORS



                                          John J. Egart
                                          President and Chief Executive Officer

Dated:  May 24, 1996
Anoka, Minnesota

[FRONT]                           FIRST TEAM SPORTS, INC.
                                          PROXY
                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints John J. Egart and David G. Soderquist and each of them, with power to appoint a substitute, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of First Team Sports, Inc. to be held on June 28, 1996, and at all adjournments thereof, as specified below on the following matters which are further described in the Proxy Statement related hereto and, in their discretion, upon any other matters which may be brought before the meeting.

1.       PROPOSAL TO SET THE NUMBER OF DIRECTORS AT FIVE (5).
                  [ ] FOR        [ ] AGAINST               [ ] ABSTAIN

2.       ELECTION OF DIRECTORS.  NOMINEES:   John J. Egart, David G. Soderquist,
                                             Joe Mendelsohn, Timothy G. Rath
                                             and Stanley E. Hubbard

         [ ] VOTE FOR all nominees listed above (except vote withheld from the following nominees, if any, whose names are written below)

         -----------------------------------------------------------------

         [ ] WITHHOLD AUTHORITY to vote for all nominees listed above.

3. PROPOSAL TO RATIFY APPOINTMENT OF McGLADREY & PULLEN, LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING FEBRUARY 28, 1997.
                  [ ] FOR          [ ] AGAINST             [ ] ABSTAIN

              (continued and to be dated and signed on other side)


[BACK]

         In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for all directors named in Item 2 and for Proposals 1 and 3.


                    Please sign exactly as name appears at left. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please have signed in full corporate name by President or other authorized officer. If a partnership, please have signed in partnership name by authorized person.

                    ---------------------------------------------------------
                    Signature

                    ---------------------------------------------------------
                    Signature if held jointly

                    Dated:                      , 1996
                           ---------------------

                  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                   CARD PROMPTLY, USING THE ENCLOSED ENVELOPE